Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
November 14, 2008
MEDIA CONTACT: MICHAEL COSGROVE
703-903-2123
INVESTOR CONTACT: LINDA EDDY
703-903-3883

FREDDIE MAC RELEASES THIRD QUARTER 2008 FINANCIAL RESULTS

McLean, VA — Freddie Mac (NYSE:FRE) today reported a net loss of $25.3 billion, or $19.44 per diluted common share, for the quarter ended September 30, 2008, compared to a net loss of $1.2 billion, or $2.07 per diluted common share, for the quarter ended September 30, 2007.

As a result of the net loss, at September 30, 2008, the company’s stockholders’ equity (deficit) totaled $(13.8) billion. Pursuant to the company’s Senior Preferred Stock Purchase Agreement (Purchase Agreement) with the U.S. Department of the Treasury (Treasury), the Director of the Federal Housing Finance Agency (FHFA) has submitted a request to Treasury under the Purchase Agreement in the amount of $13.8 billion. The Purchase Agreement is discussed below under “Purchase Agreement.”

Third-quarter results were driven primarily by a non-cash charge of $14.3 billion related to the establishment of a partial valuation allowance against the company’s deferred tax assets, $9.1 billion in security impairments on available-for-sale securities and $6.0 billion in credit-related expenses arising from the dramatic deterioration in market conditions during the third quarter, including declining home prices, increasing unemployment, a significant decline in consumer spending and a considerable tightening of both consumer and business credit.

Conservatorship

On September 6, 2008, the company was placed under the conservatorship of FHFA.

On September 7, 2008, Henry M. Paulson, Jr., Secretary of Treasury, and James B. Lockhart III, Director of FHFA, announced several actions taken by Treasury and FHFA regarding Freddie Mac and Fannie Mae. Director Lockhart stated that they took these actions “to help restore confidence in Fannie Mae and Freddie Mac, enhance their capacity to fulfill their mission, and mitigate the systemic risk that has contributed directly to the instability in the current market.” These actions included the following:

•	Placing Freddie Mac and Fannie Mae in conservatorship;

•	The execution of the Purchase Agreement by FHFA, as conservator, on Freddie Mac’s behalf, and Treasury, pursuant to which the company issued to Treasury both senior preferred stock and a warrant to purchase common stock; and

•	The agreement to establish a temporary secured lending credit facility that is available to Freddie Mac.

Freddie Mac Third Quarter 2008 Financial Results
November 14, 2008

Purchase Agreement

On September 7, 2008, Freddie Mac entered into the Purchase Agreement with Treasury, under which the company may draw funds (up to a maximum of $100 billion) if FHFA determines that the company’s liabilities exceed its assets on a GAAP basis.

At September 30, 2008, Freddie Mac’s stockholders’ equity (deficit) totaled $(13.8) billion.

The Director of FHFA has submitted a request to Treasury under the Purchase Agreement in the amount of $13.8 billion. The company expects to receive such funds by November 29, 2008.

GAAP Results

		Three Months Ended

	September 30,	June 30,	September 30,
($ in millions)	2008(1)	2008	2007(1)

Net interest income	$1,844	$1,529	$761
Management and guarantee income	832	757	718
Other non-interest loss	(12,114)	(593)	(601)

Total revenues	(9,438)	1,693	878

Administrative expenses	(308)	(404)	(428)
Credit-related expenses	(6,035)	(2,802)	(1,423)
Other non-interest expense	(1,543)	(339)	(1,219)

Total expenses	(7,886)	(3,545)	(3,070)

Loss before income taxes	(17,324)	(1,852)	(2,192)
Income tax (expense) benefit	(7,971)	1,031	954

Net loss	$(25,295)	$(821)	$(1,238)

Total stockholders’ equity (deficit) (at period end)	$(13,795)	$12,948	$25,483

(1)	The company’s results for the third quarter of 2008, as compared to the third quarter of 2007, benefited from certain accounting and operational changes, including the adoption of SFAS No. 157, “Fair Value Measurements,” and SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” For more information, see NOTE 1: “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Registration Statement on Form 10, dated July 18, 2008 and in its Forms 10-Q for the second and third quarters of 2008.

Net interest income for the third quarter of 2008 was $1.8 billion, up $1.1 billion from $761 million in the third quarter of 2007. This increase was primarily driven by lower funding costs and purchases of fixed-rate assets at wider spreads relative to those funding costs.

Management and guarantee income on PCs and Structured Securities for the third quarter of 2008 was $832 million, up $114 million, or 16 percent, from $718 million in the third quarter of 2007. This increase primarily reflects growth in the average balance of PCs and Structured Securities.

Freddie Mac Third Quarter 2008 Financial Results
November 14, 2008

Other non-interest loss for the third quarter of 2008 was $12.1 billion, compared to $601 million in the third quarter of 2007. Included in the third quarter of 2008 other non-interest loss were:

•	Security impairments on the company’s available-for-sale securities of $9.1 billion;

•	Losses of $932 million related to the company’s trading securities; and

•	Mark-to-market losses of $1.3 billion and $1.4 billion on the company’s guarantee asset and derivatives portfolio, respectively, both due to the impact of decreasing long-term interest rates.

These loss items were partially offset by income on guarantee obligation of $783 million.

Administrative expenses totaled $308 million for the third quarter of 2008, compared to $428 million for the third quarter of 2007. The decrease is primarily due to a reduction in short-term performance compensation. As a percentage of the average total mortgage portfolio, administrative expenses, on an annualized basis, declined to 5.6 basis points for the third quarter of 2008 from 8.7 basis points for the third quarter of 2007.

Credit-related expenses, consisting of provision for credit losses and REO operations expense, were $6.0 billion for the third quarter of 2008, compared to $1.4 billion for the third quarter of 2007. The provision for credit losses significantly increased due to continued credit deterioration in the company’s single-family credit guarantee portfolio, primarily due to further increases in delinquency rates and higher severity of losses on a per-property basis.

Other non-interest expense for the third quarter of 2008 was $1.5 billion, compared to $1.2 billion in the third quarter of 2007. Included in the third quarter of 2008 other non-interest expense were:

•	Securities administrator loss on investment activity of $1.1 billion related to investments by Freddie Mac in short-term, unsecured loans to Lehman Brothers Holdings, Inc. in the company’s role as securities administrator for certain trust-related assets, and

•	Losses on loans purchased of $252 million.

The establishment of a partial valuation allowance against the company’s deferred tax assets included a non-cash charge of $14.3 billion, which was the primary driver of the $8.0 billion third quarter of 2008 income tax expense.

After the valuation allowance, the company had a net deferred tax asset of $11.9 billion representing the tax effect of unrealized losses on its available-for-sale securities, which management believes is more likely than not of being realized because of its intent and ability to hold these securities until the unrealized losses are recovered.

Based upon a thorough evaluation of all available evidence as of September 30, 2008, management determined that it was more likely than not that a portion of its deferred tax assets

Freddie Mac Third Quarter 2008 Financial Results
November 14, 2008

would not be realized due to its inability to generate sufficient taxable income. This determination was as a result of the events and developments that occurred during the third quarter of 2008 related to the conservatorship of the company, other recent events in the market, and related difficulty in forecasting future profit levels on a continuing basis.

Loss per common share was $19.44 in the third quarter of 2008 compared to a loss of $2.07 in the third quarter of 2007. The per-share figure takes into account the dilutive effect of the common stock warrant issued to Treasury. Weighted average common shares outstanding in the third quarter of 2008 both on a basic and fully diluted basis were approximately 1,301,430,000 compared to approximately 647,377,000 in the third quarter of 2007.

For a full discussion of results, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

Additional Information

For more information, including that related to FHFA’s placement of Freddie Mac into conservatorship and related actions, see the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and the company’s Consolidated Financial Statements. All of these documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, including the company’s Registration Statement on Form 10, dated July 18, 2008, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Printed copies of these documents may be obtained free of charge upon request from the company’s Investor Relations department by writing or calling the company at shareholder@freddiemac.com, (703) 903-3883 or (800) 373-3343. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

* * * *

This press release contains forward-looking statements pertaining to management’s current expectations as to the conservatorship and its effect on the business and company’s future business plans, capital management, credit losses and credit-related expenses, returns on investments, results of operations and/or financial condition. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt option-adjusted spread, credit outlook, actions by FHFA and Treasury, and the impacts of newly enacted legislation or regulations, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the

Freddie Mac Third Quarter 2008 Financial Results
November 14, 2008

company’s Registration Statement on Form 10, dated July 18, 2008, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. For more information, visit www.FreddieMac.com.

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